EXHIBIT 99.1

Northern States
Financial Corporation

1601 North Lewis Avenue
P.O.Box 39
Waukegan, Illinois 60079-0039

847-244-6000

September 22, 2010

NORTHERN STATES FINANCIAL CORPORATION
APPOINTS BARBARA J. MARTIN
 TO BOARD OF DIRECTORS

WAUKEGAN, IL, September 22, 2010 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, a FDIC-insured financial institution, today announced that Barbara J. Martin has been appointed as a director of the Company to serve until the next annual meeting of stockholders.  The addition of Ms. Martin to the Board of Directors of the Company increases the number of directors to nine members.  Ms. Martin will also serve as a director of NorStates Bank.

Ms. Martin has been a resident of Lake County, Illinois for over 5 years and has been the Chief Executive Officer of Vista Health Systems in Waukegan, Illinois since 2006.  Previous to that, Ms. Martin served as Chief Operating Officer and Chief Executive Officer of Vista Health and has been in the health services field for 33 years.  Ms. Martin serves on the Board of Directors for the Illinois Hospital Association and had served as Chairman of the Illinois Hospital Association Investor-Owned Counsel from 2008 – 2009.  Holding a Masters Degree of Business Administration, Ms. Martin also has a Bachelors Degree in Nursing and is a Registered Nurse.  In 2007, Ms. Martin received the Outstanding Community Outreach to Latinos Award for her activities in Waukegan, Illinois.

“Ms. Martin is a local business leader who is active in the community and is a welcome addition to the Board of Directors,” said Allan Jacobs, Chairman of the Board of Northern States Financial Corporation.  “Ms. Martin’s knowledge of the health services industry and administrative insight will be of great value to the Company.”

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

NSFC Press Release
New Director
September 22, 2010

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment,  which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with and furnished to the Securities and Exchange Commission.

For Additional Information, Contact:
Scott Yelvington, President (847) 244-6000 Ext. 201
Websites:	www.nsfc.com
www.nsfc.net